Exhibit 5.2

[Quarles & Brady letterhead]

October 3, 2003

ASM International N.V.

Jan van Eycklaan 10

3723 BC Bilthoven

The Netherlands

        RE: Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as counsel in the United States to ASM International N.V., a Netherlands naamloze vennootschap, or public limited liability company, in connection with the preparation of Amendment No. 1 to the Registration Statement No. 333-107339 on Form F-3 being filed herewith (the “Registration Statement”) by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), to register for sale by the holders named or to be named in the prospectus relating to the Registration Statement, as the same may be amended or supplemented from time to time (the “Selling Holders”), up to $90,000,000 aggregate principal amount of the Company’s 5¼% Convertible Subordinated Notes due 2010 (the “Notes”) and the shares of Common Stock, par value €.04 per share, of the Company into which the Notes may be converted (the “Shares”).

The Notes were issued pursuant to an Indenture dated as of May 6, 2003 by and between the Company and Citibank N.A. as Trustee (the “Indenture”). The Notes were issued and sold on May 6, 2003 to Morgan Stanley & Co. Incorporated, the initial purchaser thereof (the “Initial Purchaser”), without registration under the Act, and the Notes were offered and sold by the Initial Purchaser to qualified institutional buyers in reliance on Rule 144A under the Act. In connection with the original offer and sale of the Notes, the Company entered into a Registration Rights Agreement dated as of May 6, 2003 with the Initial Purchaser (the “Registration Rights Agreement”), providing for the registration of the Notes and the Shares for resale by the Selling Holders. The Registration Statement has been filed and is being amended pursuant to the Registration Rights Agreement.

We have examined (i) the Registration Statement, (ii) the Indenture, (iii) the Registration Rights Agreement, (iv) the offering circular and the purchase agreement relating to the original issuance and sale of the Notes, (v) certificates of officers and representatives of the Company and the Trustee, and (vi) such other documents and such matters of law as we have deemed necessary in order to render this opinion.

In rendering this opinion, we have assumed the following:

ASM International N.V.

October 3, 2003

(a) that the Indenture has been duly authorized, executed and delivered by each party thereto other than the Company;

(b) that the Company has duly authorized, executed and delivered the Indenture and the Notes for all purposes under the laws of the Netherlands; and

(c) that the Indenture and the Notes are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, under the laws of the Netherlands.

On the basis of and subject to the foregoing and the other qualifications set forth herein, we advise you that, in our opinion, the Notes have been duly authorized and issued and constitute valid and binding obligations of the Company subject to (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, (b) general principles of equity (regardless of whether considered in a proceeding at law or in equity), and (c) the qualification that the remedy of specific performance and injunctive or other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualification contained herein: (i) we have assumed without verification the genuiness of all signatures on all documents, the authority of the parties (other than the Company) executing such documents, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies; and (ii) the opinions set forth herein are based on existing laws, regulations, and judicial and administrative decisions as they presently have been interpreted and we can give no assurance that our opinions would not be different after any change in the foregoing occurring after the date hereof.

We consent to the filing of this opinion as an exhibit to this Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part thereof. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act of the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ QUARLES & BRADY LLP
Quarles & Brady LLP